Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Tribe Capital Growth Corp II on Form S-1 of our report dated February 17, 2021, each for the fifth, eighth, and ninth paragraphs of Note 1, Note 3, and the sixth paragraph in Note 5 which is as of March 29, 2021, to our audit of the financial statements of Tribe Capital Growth Corp II as of February 1, 2021 and for the period from February 1, 2021 (inception) through February 1, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

March 29, 2021